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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                           Repeater Technologies, Inc.
                                (Name of Issuer)




                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)




                                   76027U-10-2
                                 (CUSIP Number)





                                 August 8, 2000
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /    Rule 13d-1(b)

/ /    Rule 13d-1(c)

/X/    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  SCHEDULE 13G

--------------------------                                              -----------------------

  CUSIP No. 76027U-10-2                                                 Page 2 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Nazem & Company IV, L.P.
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
    2                                                                  (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4     Delaware
------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     1,617,945
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     0
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     1,617,945
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           0
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    1,617,945
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    7.0%
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    12    PN
------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                              -----------------------

  CUSIP No. 76027U-10-2                                                 Page 3 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Nazem & Associates IV, L.P.
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
    2                                                                  (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4     Delaware
------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     1,617,945*
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     0
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     1,617,945*
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           0
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    1,617,945*
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    6.9%
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    12    PN
------------------------------------------------------------------------------------------------

* Consists of 1,617,945 shares of Common Stock held by Nazem & Company IV, L.P., of which Nazem & Associates IV, L.P. is the general partner. Nazem & Associates IV, L.P. disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P., except to the extent of its pecuniary interest therein.

                                  SCHEDULE 13G

--------------------------                                              -----------------------

  CUSIP No. 76027U-10-2                                                 Page 4 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Fred F. Nazem
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
    2                                                                  (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4     United States

------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     0
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     2,185,821*
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     0
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           2,185,821*
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    2,185,821*
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    9.4%
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    12    IN
------------------------------------------------------------------------------------------------

* Consists of 1,617,945 shares of Common Stock held by Nazem & Company IV, L.P., and 567,876 shares of Common Stock held by Transatlantic Venture Partners C.V. Mr. Nazem is the managing general partner of Nazem & Associates IV, L.P. the general partner of Nazem & Company IV, L.P., and Nazem & Associates Transatlantic L.P. the investment manager of Transatlantic Venture Partner C.V. Mr. Nazem disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P. and Transatlantic Venture Partners C.V., except to the extent of his pecuniary interest therein.

                                  SCHEDULE 13G

--------------------------                                              -----------------------

  CUSIP No. 76027U-10-2                                                 Page 5 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Philip E. Barak
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
    2                                                                  (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4     United States
------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     0
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     2,185,821*
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     0
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           2,185,821*
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    2,185,821*
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    9.4%
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    12    IN
------------------------------------------------------------------------------------------------

* Consists of 1,617,945 shares of Common Stock held by Nazem & Company IV, L.P., and 567,876 shares of Common Stock held by Transatlantic Venture Partners C.V. Mr. Barak is a general partner of Nazem & Associates IV, L.P. the general partner of Nazem & Company IV, L.P., and Nazem & Associates Transatlantic L.P. the investment manager of Transatlantic Venture Partner C.V. Mr. Barak disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P. and Transatlantic Venture Partners C.V., except to the extent of his pecuniary interest therein.


                               Page 5 of 9 pages

ITEM 1.

         (a)      NAME OF ISSUER
                  Repeater Technologies, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  1150 Morse Avenue
                  Sunnyvale, CA 94089

ITEM 2.

         (a)      NAMES OF PERSONS FILING
                  Nazem & Company IV, L.P.
                  Nazem & Associates IV, L.P.
                  Fred F. Nazem
                  Philip E. Barak

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE The address for each reporting person is:
                  645 Madison Avenue
                  New York, NY 10022-1010

         (c)      CITIZENSHIP
                  Nazem & Company IV, L.P.: Delaware
                  Nazem & Associates IV, L.P.: Delaware
                  Fred F. Nazem: United States
                  Philip E. Barak: United States

         (d)      TITLE OF CLASS OF SECURITIES
                  Common Stock, $.001 par value

         (e)      CUSIP NUMBER
                  76027U-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         Not applicable

ITEM 4.  OWNERSHIP
         (a)      AMOUNT BENEFICIALLY OWNED:
                  Nazem & Associates IV, L.P. is the general partner of Nazem & Company IV, L.P., and as such may be deemed to beneficially own the 1,617,945 shares of Common Stock of Repeater Technologies, Inc. ("Common Stock") directly held by Nazem & Company IV, L.P. Nazem & Associates IV, L.P. disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P., except to the extent of its pecuniary interest therein. Fred F. Nazem and Philip E. Barak are each a general partner of Nazem & Associates IV, L.P., the general partner of Nazem & Company IV, L.P., and Nazem & Associates Transatlantic L.P., the investment manager of Transatlantic Venture Partners C.V., and as such may be deemed to beneficially own the 1,617,945 shares of Common Stock directly held by Nazem & Company IV, L.P. and 567,876 shares of Common Stock held by Transatlantic Venture Partners C.V. Messrs. Nazem and Barak disclaim beneficial ownership of the shares held by Nazem & Company IV, L.P. and Transatlantic Venture Partners C.V., except to the extent of their pecuniary interests therein.

         (b)      PERCENT OF CLASS:
                  Please see Item 11 of pages 2 through 5 of this Schedule 13G.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                           Please see Item 5 of pages 2 through 5 of this
                           Schedule 13G.

                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                           Please see Item 6 of pages 2 through 5 of this
                           Schedule 13G.

                  (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:
                           Please see Item 7 of pages 2 through 5 of this
                           Schedule 13G.

                  (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:
                           Please see Item 8 of pages 2 through 5 of this
                           Schedule 13G.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP
         Not applicable.

ITEM 10. CERTIFICATION
         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2001

                                    NAZEM & COMPANY IV, L.P.

                                    By:      Nazem & Associates IV, L.P.
                                    Title:   General Partner

                                    By: /s/ Fred Nazem
                                        ----------------------------------------
                                             Fred Nazem
                                             Managing General Partner

                                    NAZEM & ASSOCIATES IV, L.P.

                                    By: /s/ Fred Nazem
                                        ----------------------------------------
                                             Fred Nazem
                                             Managing General Partner

                                        /s/ Fred Nazem
                                        ----------------------------------------
                                        Fred Nazem

                                        /s/ Philip Barak
                                        ----------------------------------------
                                        Philip Barak